Exhibit 10.20

This Loan Agreement (the “Agreement”) is made as of March 30, 2012 by and among BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“Bank”), and:

BROOKWOOD COMPANIES INCORPORATED, a Delaware corporation (“Brookwood”), KENYON INDUSTRIES, INC., a Delaware corporation (“Kenyon”), BROOKWOOD LAMINATING, INC., a Delaware corporation (“Laminating”), ASHFORD BROMLEY, INC., a Delaware corporation (“Ashford”), and STRATEGIC TECHNICAL ALLIANCE, LLC, a Delaware limited liability company (“STA,” together with Brookwood, Kenyon, Laminating, and Ashford, each individually, a “Borrower” and collectively, the “Borrowers”)

The Borrowers have applied to Bank for and the Bank has agreed to make, subject to the terms of this Agreement, the following loan(s) (hereinafter referred to, singularly or collectively, if more than one, as “Loan”):

Line of Credit (“Line of Credit”) in the maximum principal amount not to exceed $25,000,000 at any one time outstanding for the purpose of refinancing existing indebtedness, providing for working capital and financing on-going capital expenditures, which shall be evidenced by the Borrowers’ Promissory Note dated on or after the date hereof which shall mature March 30, 2014 (the “Maturity Date”), when the entire unpaid principal balance then outstanding plus accrued interest thereon shall be paid in full. Prior to maturity or the occurrence of any Event of Default hereunder and subject to any Availability limitations and other conditions set forth herein, as applicable, the Borrowers may borrow, repay, and reborrow under the Line of Credit through maturity and the Bank shall be obligated to fund any Loan requested hereunder by the Borrowers promptly upon receipt of a written request therefor. The Line of Credit shall bear interest at the rate set forth in any such Note evidencing all or any portion of the Line of Credit, the terms of which are incorporated herein by reference.

Subject to the terms and conditions of this Agreement, the completion of a Letter of Credit application, and execution of a Letter of Credit agreement with Bank, Bank shall issue or cause the issuance of Letters of Credit for the account of Borrowers. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time $1,000,000. All disbursements or payments related to Letters of Credit shall bear interest at the applicable rate set forth in the Pricing Grid. Letters of Credit that have not been drawn upon shall not bear interest. Any advance or draw on a Letter of Credit shall be deemed to be a Loan.

Each Letter of Credit shall, among other things, have an expiry date not later than the Maturity Date. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Bank, and each trade Letter of Credit shall be subject to the UCP.

In connection with all Letters of Credit issued or caused to be issued by Bank under this Agreement, Borrowers hereby appoint Bank, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse each Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign each Borrower’s name on bills of lading; (iii) to clear inventory through the United States of America Customs Department (“Customs”) in the name of any Borrower or Bank or Bank’s designee, and to sign and deliver to Customs officials powers of attorney in the name of any Borrower for such purpose; and (iv) to complete in any Borrower’s name or Bank’s, or in the name of Bank’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Bank nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Bank’s or its attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

Additional terms, conditions, and covenants of this Agreement are described in Schedule EE, or other schedule attached hereto, the terms of which are incorporated herein by reference. The promissory note evidencing the Line of Credit is referred to herein as the “Note” and shall include all extensions, renewals, modifications, and substitutions thereof. The Line of Credit shall be secured by the collateral described in the security documents described below.

Section 1A Conditions Precedent

The Bank shall not be obligated to make the initial disbursement of Loan proceeds until all of the following conditions have been satisfied by proper evidence, execution, and/or delivery to the Bank of the following items in addition to this Agreement, all in form and substance satisfactory to the Bank and the Bank’s counsel in their sole discretion:

USA Patriot Act Verification Information: Information or documentation, including but not limited to the legal name, address, tax identification number, driver’s license, and date of birth of each Borrower sufficient for the Bank to verify the identity of such Borrower in accordance with the USA Patriot Act. Borrowers shall notify Bank promptly of any change in such information.

Note(s): The Note(s) evidencing the Loans(s) duly executed by the Borrowers.

Negative Pledges: The Negative Pledges in which the Borrowers or other owner thereof shall grant to a Trustee for the benefit of Bank a negative pledge on the specified real property and improvements thereon (“Subject Property”).

Security Agreement(s): Security Agreement(s) in which Borrowers and any other owner (a “Debtor”) of personal property collateral shall grant to Bank a first priority security interest in the personal property specified therein. (If Bank has or will have a security interest in any collateral which is inferior to the security interest of another creditor, the Borrowers must fully disclose to Bank any and all prior security interests, and Bank must specifically approve any such security interest which will continue during the Loan.)

Control Agreement: A Control Agreement pertaining to Deposit Accounts, Letter-of-Credit Rights and/or Electronic Chattel Paper, as required in connection with the Security Agreement(s); provided, however that no Control Agreement shall be required with respect to the Deposit Accounts set forth on Schedule 1.

Financing Statements: Copies of Financing Statements duly filed in each Borrower’s, each owner of such Borrower’s, and any Guarantor’s jurisdiction of incorporation, organization or residence, and in all jurisdictions necessary, or in the opinion of the Bank desirable, to perfect the security interests granted in the Security Agreement, each Pledge Agreement, and the Guaranty Agreement, and certified copies of Information Requests identifying all previous financing statements on record for the Borrowers or other owner, as appropriate from all jurisdictions indicating that no security interest has previously been granted in any of the collateral described in the Security Agreement, unless prior approval has been given by the Bank.

Resolutions: A Resolution duly adopted by the Board of Directors or equivalent governing body of each Borrower and Hallwood authorizing the execution, delivery, and performance of the Loan Documents to which such Person is a party on or in a form provided by or reasonably acceptable to Bank.

Certificate of Incumbency: A certificate of the secretary of each Borrower and Hallwood certifying the names and true signatures of the officers of such Person authorized to sign the Loan Documents to which such Person is a party.

Certificate of Existence: A certification of the Secretary of State (or other government authority) of the State of each Borrower’s and Hallwood’s Incorporation or Organization as to the existence or good standing of such Person and its charter documents on file.

Opinion of Counsel: An opinion of counsel for the Borrowers satisfactory to the Bank and the Bank’s counsel.

Bylaws and Limited Liability Company Operating Agreements: A copy of each Borrower’s and Hallwood’s Operating Agreement or Bylaws, as applicable, certified by such Person’s manager(s) and/or members as to its completeness and accuracy.

Declaration of Limited Liability Company or Corporation: A declaration or resolution from each Borrower’s and Hallwood’s manager(s) or board of directors authorizing the execution, delivery, and performance of the Loan Documents to which such Person is a party on or in a form provided by or acceptable to Bank.

Articles of Incorporation and Limited Liability Company Certificate of Formation: A copy of the Articles of Incorporation or Certificate of Formation and all other organizational documents of each Borrower and Hallwood, all filed with and certified by the Secretary of State of such Person’s organization.

Stock Certificate(s)/Stock Power(s): Stock certificate(s) for all shares of certificated stock pledged by the Borrowers or other owner of a Borrower and properly executed stock powers.

Regulation U Statement: As applicable, a Federal Reserve Form U-1 Statement of Purpose for an Extension of Credit Secured By Margin Stock signed by the Borrowers certifying the purpose of the Loan.

Pledge Agreements: A Pledge and Security Agreement by each owner of the Borrowers pledging such Person’s equity interests in the Borrowers to Bank and a Pledge and Security Agreement by the Borrowers pledging each Borrower’s equity interests in each of its Subsidiaries to Bank in a form satisfactory to Bank.

Additional Documents: Receipt by the Bank of other approvals, opinions, or documents as the Bank may reasonably request.

Fees and Expenses: Receipt by the Bank of all fees and expenses due and payable to the Bank under the Loan Documents.

Factoring Agreements and Intercreditor Agreements: (i) A copy of each factoring agreement to which any Borrower is a party, (ii) an intercreditor agreement executed by each factoring service provider, applicable Borrower, and Bank, and (iii) an assignment of factoring proceeds by each applicable Borrower to Bank, in each case, in form and substance satisfactory to Bank.

Section 1B Conditions to Additional Borrowings and Letters of Credit

Upon execution hereof and with each borrowing made and Letter of Credit requested hereunder, Borrowers shall be deemed to certify to Bank that (i) no Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default; (ii) no Material Adverse Change shall have occurred s since the date of this Agreement; (iii) all Loan Documents shall have remained in full force and effect; and (iv) the representations and warranties contained in this Agreement shall be true and correct in all material respects as of such date (unless limited to a specific date therein).

Section 2 Representations and Warranties

The Borrowers and Guarantor(s) represent and warrant to Bank that:

2.01. Financial Statements. The consolidated balance sheet of the Borrowers and their subsidiaries, if any, and the related Statements of Income and Retained Earnings of the Borrowers and their subsidiaries, the accompanying footnotes together with the accountant’s opinion thereon, and all other financial information previously furnished to the Bank, are true and correct and fairly reflect the financial condition of the Borrowers and their subsidiaries as of the dates thereof, including all contingent liabilities of every type, all projections delivered on or prior to the date hereof have been prepared in good faith based on estimates and assumptions believed by the Borrowers and their senior management to be reasonable as of the date such projections were prepared, and the financial condition of the Borrowers and their subsidiaries as stated therein has not changed materially and adversely since the date thereof. Each Guarantor further represents and warrants that all financial statements provided by such Guarantor to Bank concerning such Guarantor’s financial condition are true and correct and fairly represent such Guarantor’s financial condition as of the dates thereof.

2.02. Name, Capacity and Standing. Each Borrower’s exact legal name is correctly stated in the initial paragraph of the Agreement. If a Borrower and/or any Guarantor is a corporation, general partnership, limited partnership, limited liability partnership, limited liability limited partnership or limited liability company, each warrants and represents that it is duly organized and validly existing under the laws of its respective jurisdiction of incorporation or organization; that it and/or its subsidiaries, if any, are, except as could not reasonably be expected to have a Material Adverse Effect, duly qualified and in good standing in every other state in which the nature of their business shall require such qualification, and are each duly authorized by their board of directors, general partners or member/manager(s), respectively, to enter into and perform the obligations under the Loan Documents.

2.03. No Violation of Other Agreements. The execution of the Loan Documents, and the performance by the Borrowers, by any and all pledgors (whether the Borrowers or other owners of collateral property securing payment of the Loan (hereinafter sometimes referred to as the “Pledgor”)) or by the Guarantor(s) thereunder will not (a) violate (i) any provision, as applicable, of its articles of incorporation, by-laws, articles of organization, operating agreement, agreement of partnership, limited partnership or limited liability partnership, or, (ii) except as could not reasonably be expected to have a Material Adverse Effect, of any law, other agreement, indenture, note, or other instrument binding upon the Borrowers, Pledgor or Guarantor(s), or give cause for the acceleration of any of the respective obligations of the Borrowers or Guarantor(s).

2.04. Authority. All authority from and approval by any federal, state, or local governmental body, commission or agency necessary to the making, validity, or enforceability of this Agreement and the other Loan Documents has been obtained.

2.05. Asset Ownership. The Borrowers and each Guarantor have good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements furnished to the Bank, and all such properties and assets are free and clear of mortgages, deeds of trust, pledges, liens, and all other encumbrances except as otherwise disclosed by such financial statements or permitted hereunder. In addition, each other owner of collateral has good and marketable title to such collateral, free and clear of any liens, security interests and encumbrances, except as otherwise disclosed to Bank.

2.06. Discharge of Liens and Taxes. The Borrowers and their subsidiaries, if any, and each Guarantor have filed, paid, and/or discharged all material taxes or other material claims which may become a lien on any of their respective properties or assets, excepting to the extent that such items are being appropriately contested in good faith and for which an adequate reserve (in an amount in accordance with GAAP) for the payment thereof is being maintained.

2.07. Regulations U and X. None of the Loan proceeds shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of the provisions of Regulation U and Regulation X of the Board of Governors of the Federal Reserve System.

2.08. ERISA. Each employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by the Borrowers or by any subsidiary of the Borrowers or Guarantor(s) meets, as of the date hereof, the minimum funding standards of Section 302 of ERISA, all applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and no “Reportable Event” nor “Prohibited Transaction” (as defined by ERISA) has occurred with respect to any such plan.

2.09. Litigation. Except as set forth on Schedule 2.09, here is no claim, action, suit or proceeding, pending, or threatened in writing, before any court, commission, administrative agency, whether State or Federal, or arbitration which will materially adversely affect the financial condition, operations, properties, or business of the Borrowers or their subsidiaries, if any, or the Guarantor(s), or the ability of the Borrowers or the Guarantor(s) to perform their obligations under the Loan Documents.

2.10. Other Agreements. The representations and warranties made by the Borrowers to Bank in the other Loan Documents are true and correct in all material respects on the date hereof.

2.11. Binding and Enforceable. The Loan Documents, when executed, shall constitute valid and binding obligations of the Borrowers and Guarantors respectively, the execution of such Loan Documents has been duly authorized by the parties thereto, and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally.

2.12. Commercial Purpose. The Loan(s) are not “consumer transactions”, as defined in the Texas Uniform Commercial Code, and none of the collateral was or will be purchased or held primarily for personal, family or household purposes.

2.13. Factoring Agreements. Except as set forth on Schedule 2.13, no Borrower is party to any factoring agreement.

Section 3 Affirmative Covenants

Each Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations owed under the Loan Documents, such Borrower shall:

3.01. Maintain Existence and Current Legal Form of Business. (a) Maintain its existence and good standing in the state of its incorporation or organization, (b) maintain its current legal form of business indicated above, and, (c), as applicable, qualify and remain qualified as a foreign corporation, general partnership, limited partnership, limited liability partnership, limited liability limited partnership or limited liability company in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

3.02. Maintain Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of such Borrower.

3.03. Maintain Properties. Maintain, keep, and preserve all of its properties (tangible and intangible, including the collateral, as applicable) necessary in the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted.

3.04. Conduct of Business. Continue to engage in an efficient, prudent, and economical manner in a business of the same general type as now conducted.

3.05. Maintain Insurance. Maintain insurance with financially sound and reputable insurance companies that are authorized to do business in each jurisdiction where the Borrowers assets are located or are eligible surplus lines insurers in an amount equal to the Borrowers’ indebtedness to Bank covering such risks, which insurance may provide for reasonable deductible(s). The Bank shall be named as loss payee (Long Form) in the event of loss on all policies which apply to the Bank’s collateral, and the Borrowers shall deliver certificates of insurance at closing evidencing same. All such insurance policies shall provide, and the certificates shall state, that no policy will be terminated without 30 days prior written notice to Bank. If the Borrowers fail to meet all requirements of this Section 3.05, then Bank may obtain collateral protection insurance on behalf of the Borrowers at the Borrowers’ expense.

3.06. Comply With Laws. Except as could not reasonably be expected to have a Material Adverse Effect, comply in all respects with all applicable laws, rules, regulations, and orders including, without limitation, paying before the delinquency of all taxes, assessments, and governmental charges imposed upon it or upon its property, and all Environmental Laws.

3.07. Right of Inspection. Permit the officers and authorized agents of the Bank, at any reasonable time or times, upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in such case, no notice shall be required), to examine and make copies of the records and books of account of, to visit the properties of the Borrowers, and to discuss such matters with any officers, directors, managers, members or partners, limited or general of each Borrower, and such Borrowers’ independent accountant as the Bank reasonably deems necessary and proper.

3.08. Reporting Requirements. Furnish to the Bank:

Financial Statements: As soon as available and not more than forty-five (45) days after the end of each fiscal quarter, balance sheets, statements of income, cash flow, and retained earnings for the period ended and a statement of changes in the financial position for Brookwood and its consolidated subsidiaries, all in reasonable detail, and all prepared in accordance with GAAP (except for footnotes and year end adjustments) consistently applied and certified as fairly presenting, in all material respects, the financial position of Brookwood and its consolidated subsidiaries, by an officer, general partner or manager (or member(s)) of each Borrower, as appropriate.

Annual Financial Statements: As soon as available and not more than one hundred twenty (120) days after the end of each fiscal year, balance sheets, statements of income, and retained earnings for the period ended and a statement of changes in the financial position for Brookwood and its consolidated subsidiaries, all in reasonable detail, and all prepared in accordance with GAAP consistently applied. The annual financial statements must be of the following quality or better: Audited.

Annual Projections: As soon as available and not more than one hundred twenty (120) days after the end of each fiscal year, Borrowers’ financial and business projections and budget for the next fiscal year ending December 31, including the business plan and quarterly projected balance sheets and income statements.

Compliance Certificate: On or before the forty-fifth (45th) day after the end of each fiscal quarter, or as provided and/or required in accordance with Schedule EE, a Compliance Certificate in the form of Schedule EE signed by the President, chief financial officer, general partner or manager (or members) of the Borrowers, as appropriate.

Notice of Litigation: Promptly after the receipt by the Borrowers, or by any Guarantor of which the Borrowers have knowledge, of notice or complaint of any action, suit, and proceeding before any court or administrative agency of any type which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Tax Returns: As soon as available each year, complete copies (including all schedules) of all state and federal income tax returns filed by Borrowers.

Notice of Default: Promptly upon discovery or knowledge thereof, notice of the existence of any Event of Default.

USA Patriot Act Verification Information: Information or documentation, including but not limited to the legal name, address, tax identification number, driver’s license, and date of birth (if a Borrower is an individual) of each Borrower sufficient for the Bank to verify the identity of such Borrower in accordance with the USA Patriot Act. The Borrowers shall notify Bank promptly of any change in such information.

Other Information: Such other information as the Bank may from time to time reasonably request.

3.09.	Affirmative Covenants from other Loan Documents. All affirmative covenants contained in any Security Agreement or other security document executed by the Borrowers which are described in Section 1 hereof are hereby incorporated by reference herein.

3.10.	Pledge of Equity Interests. Cause, at all times, 100% of the equity interests of the Borrowers to be pledged to Bank pursuant to a Pledge and Security Agreement in form and substance reasonably acceptable to Bank.

3.11.	Unused Line Fee: The Borrowers shall pay the Bank, quarterly in arrears on the last day of each calendar quarter, an unused line fee on the average daily unused amount of the Line of Credit for such calendar quarter calculated on the basis of a year of 360 days for the actual number of days elapsed in an amount equal to the applicable Unused Fee percentage set forth in the Pricing Grid multiplied by the maximum principal amount of the Line of Credit minus the outstanding Line of Credit balance.

3.12.	Exam Fees: If any Exams are required by Bank after the occurrence of an Event of Default, then Borrowers shall pay to Bank for each Exam of Borrowers, an examination fee of $800.00 per diem per examiner plus expenses such as, but not limited to, travel expense(s), specialized equipment needed to count and/or value goods pledged as collateral to Bank, the use of outside firms to perform any Exam as deemed necessary by Bank in its sole discretion to monitor collateral, with said reimbursement being represented by receipts and/or listing of expense(s) submitted to Borrowers by Bank along with Bank’s invoice for reimbursement. Bank reserves the right to change the examination fee upon notice to Borrowers.

Section 4 Guarantor(s) Covenants

Each Guarantor covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations owed under the Loan Documents, Guarantor shall:

4.01. Maintain Existence and Current Legal Form of Business. If Guarantor is a corporation, partnership, limited partnership, limited liability partnership, limited liability limited partnership or limited liability company, (a) maintain its existence and good standing in the jurisdiction of its incorporation or organization, (b) maintain its current legal form of business as shown on the guaranty agreement provided by Guarantor to Bank in connection with the Loan, (c) not without the Bank’s prior written consent, change Guarantor’s name, or enter into any merger, consolidation, reorganization or exchange of stock, ownership interests or assets, and (d) as applicable, qualify and remain qualified as a foreign corporation, general partnership, limited partnership, limited liability partnership, limited liability limited partnership or limited liability company in each jurisdiction in which such qualification is required.

4.02. Maintain Properties—Liquid Assets. If the Guarantor is a corporation, partnership, limited partnership, limited liability partnership, limited liability limited partnership, or limited liability company, it shall not, without the prior written consent of Bank, sell, transfer or otherwise dispose of all or substantially all of Guarantor’s properties (tangible or intangible), except in the ordinary course of business. If the Guarantor is an individual, he/she shall not, without the prior written consent of the Bank, sell, transfer or otherwise dispose of any of his/her personal liquid assets of any kind to any trust, entity, spouse, child, sibling, or any unrelated third party. Liquid Assets includes but is not limited to all securities and/or securities accounts, bonds, mutual funds, certificates of deposit, money market accounts, U.S. Treasuries and other federal agency instruments, hedge funds, derivative accounts and other investment instruments.

4.03. Comply With Laws. Comply in all respects with all applicable laws, rules, regulations, and orders including, without limitation, paying before the delinquency of all taxes, assessments, and governmental charges imposed or assessed upon Guarantor or upon Guarantor’s property, and all Environmental Laws.

4.04. Reporting Requirements. Furnish to the Bank:

Financial Statements: As soon as available and not more than forty-five (45) days after the end of each fiscal quarter, balance sheets, statements of income, cash flow, and retained earnings for the period ended and a statement of changes in the financial position for Borrowers, all in reasonable detail, and all prepared in accordance with GAAP (except for footnotes and year end adjustments) consistently applied and certified as true and correct by an officer, general partner or manager (or member(s)) of the Borrowers, as appropriate.

Annual Financial Statements: As soon as available and not more than one hundred twenty (120) days after the end of each fiscal year, balance sheets, statements of income, and retained earnings for the period ended and a statement of changes in the financial position for such Guarantor, all in reasonable detail, and all prepared on an income tax basis. The financial statements must be of the following quality or better: Compiled.

Notice of Litigation: Promptly after the receipt by any Guarantor, or by the Borrowers of which such Guarantor has knowledge, of notice of any action, suit, and proceeding before any court or governmental agency of any type which, if determined adversely, could have a material adverse effect on the financial condition, properties, or operations of the Guarantors or Borrower, as appropriate.

4.05. Transfer of Ownership. Not, without the prior written consent of the Bank: If Guarantor is a corporation, (a) issue, transfer or sell any new class of stock, or (b) issue, transfer or sell, in the aggregate, from its treasury stock and/or currently authorized but unissued shares of any class of stock, more than 10% of the total number of all such issued and outstanding shares as of the date of this Agreement; or, if Guarantor is a general partnership, limited partnership, limited liability partnership, limited liability limited partnership, or limited liability company, issue, transfer or sell any interest in Guarantor.

4.06. Other Information: Furnish such other information as the Bank may from time to time reasonably request.

Section 5 Financial Covenants

The Borrowers covenant and agree that from the date hereof until payment in full of all indebtedness and the performance of all obligations under the Loan Documents, the Borrowers shall as of the last day of each fiscal quarter maintain the following financial covenants and ratios all in accordance with GAAP unless otherwise specified:

Current Ratio. A ratio of total current assets to the sum of total current liabilities and, without duplication, the outstanding Line of Credit balance of not less than 1.40 to 1.00.

Total Liabilities to Tangible Net Worth. A ratio of Total Liabilities to Tangible Net Worth of not greater than 1.50 to 1.00. Tangible Net Worth is defined as net worth, plus obligations contractually subordinated to debts owed to Bank, minus goodwill, contract rights, and assets representing claims on stockholders or affiliated entities. Total Liabilities is defined as the amount which, in accordance with GAAP, would be set forth opposite the caption “total liabilities” on a consolidated balance sheet of such Person and its subsidiaries for such period Funded Debt to EBITDA. A ratio of Funded Debt to EBITDA (for the trailing four-quarter period ending on the test date) of not greater than 2.75 to 1.00. Funded Debt is defined as Total Liabilities which are for borrowed money, capital leases and/or are interest bearing. EBITDA is defined as net profit before taxes, plus depreciation and amortization and interest.

Section 6 Negative Covenants

The Borrowers covenant and agree that from the date hereof and until payment in full of all indebtedness and performance of all obligations under the Loan Documents, the Borrowers shall not, without the prior written consent of the Bank:

6.01. Liens. Create, incur, assume, or suffer to exist any lien upon any of the Borrowers’ properties, or the properties of any Pledgor securing payment of the Loan, now owned or hereafter acquired, except:

(a)	liens and security interests in favor of the Bank;

(b)	liens for taxes not yet due and payable or otherwise being contested in good faith and for which appropriate reserves are maintained;

(c)	other liens imposed by law not yet due and payable, or otherwise being contested in good faith and for which appropriate reserves are maintained;

(d)	liens in respect of factoring arrangements from time to time disclosed to Bank and, if required by Bank, subject to intercreditor arrangements and agreements in form and substance acceptable to Bank;

(e)	liens incurred in the ordinary course of business not securing indebtedness for borrowed money;

(f)	pledges and deposits under workers’ compensation, unemployment insurance, or other social programs made in the ordinary course of business;

(g)	purchase money security interests on any property hereafter acquired, provided that such lien shall attach only to the property acquired.

(h)	liens existing on the date hereof and reflected in the most recent financial statements submitted to the Bank or otherwise set forth on Schedule 6.01.

6.02. Debt. Create, incur, assume, or suffer to exist any debt, except:

(a)	debt to the Bank;

(b)	debt outstanding on the date hereof and shown on the most recent financial statements submitted to the Bank or otherwise set forth on Schedule 6.02;

(c)	accounts payable to trade creditors incurred in the ordinary course of business;

(d)	debt secured by purchase money security interests as outlined above in Section 6.01(g);

(e)	debt in respect of factoring arrangements from time to time disclosed to Bank; provided, that Borrowers shall not at any time be party to factoring agreements with more than three factoring service providers; and

(f)	additional debt not to exceed $250,000 in the aggregate at any time

6.03. Capital Expenditures. Expenditures for fixed assets in any fiscal year shall not exceed in the aggregate the sum of $5,000,000.

6.04. Change of Legal Form of Business; Purchase of Assets. Change each Borrower’s name or the legal form of such Borrower’s business as shown above, whether by merger, consolidation, conversion or otherwise, and no Borrower shall purchase all or substantially all of the assets or business of any Person.

6.05. Leases. Create, incur, assume, or suffer to exist any leases with the Borrowers acting as lessee, except:

(a)	Leases outstanding on the date hereof and showing on the most recent financial statement submitted to the Bank;

(b)	Operating Leases for machinery and equipment which do not in the aggregate require payments in excess of $250,000 in any fiscal year of the Borrower; and

(c)	Real estate leases incurred on the ordinary course of business.

6.06. Dividends or Distributions; Acquisition of Capital Stock or Other Ownership Interests. Declare or pay any dividends or distributions of any kind, or purchase or redeem, retire, or otherwise acquire any of the Borrowers’ capital stock or other ownership interests, now or hereafter outstanding, provided, however, that the Borrowers may pay to The Hallwood Group Incorporated (a) annual dividends for tax sharing obligations, and (b) annual discretionary dividends in an amount not to exceed 50% of Borrowers’ net income for such year.

6.07. Guaranties. Assume, guarantee, endorse, or otherwise be or become directly or contingently liable for obligations of any other Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and obligations under the Loan Documents.

6.08. Loans. Make any loans or advances to third parties, directors, officers, partners, members, shareholders, subsidiaries that are not Borrowers, and affiliates.

6.09. Disposition of Assets. Sell, lease, or otherwise dispose of any of its assets or properties except, (a) in the ordinary and usual course of its business (including in respect of factoring arrangements from time to time approved by the disclosed to Bank), and (b) so long as no Event of Default has occurred and is continuing or would result from such disposition, for distributions of cash as permitted by Section 6.06.

6.10. Transfer of Ownership. If a Borrower is a corporation, (a) issue, transfer or sell any new class of stock, or (b) issue, transfer or sell, in the aggregate, from its treasury stock and/or currently authorized but unissued shares of any class of stock, more than 10% of the total number of all such issued and outstanding shares as of the date of this Agreement. If a Borrower is a general partnership, limited partnership, limited liability partnership, limited liability limited partnership or limited liability company, issue, transfer or sell any interest in Borrower.

6.11. Negative Covenants from other Loan Documents. All negative covenants contained in any Security Agreement or other security document executed by the Borrowers which are described in Section 1 hereof are hereby incorporated by reference herein.

6.12. Subsidiaries. Except as set forth on Schedule 6.12, form or acquire any subsidiaries without (a) prior written notice to the Bank, (b) such new subsidiary executing and delivering to the Bank, at its request, a guaranty by such subsidiary in favor of the Bank, a joinder to the Security Agreement, and such other security agreements as the Bank may reasonably request, (c) the equity holder of such subsidiary executing and delivering to the Bank a security agreement pledging one hundred percent (100%) of the equity interests owned by such equity holder of such subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers or other transfer instruments in blank, if applicable, and (d) the delivery by the Borrowers and such subsidiary of any certificates, opinions of counsel, or other documents as the Bank may reasonably request relating to such subsidiary.

Section 7 Hazardous Materials and Compliance with Environmental Laws

7.01. Compliance. The Borrowers agree to comply in all material respects with all applicable material Environmental Laws, including, without limitation, all those relating to asbestos, oil, petroleum or other hydrocarbons, urea formaldehyde, PCBs, hazardous or nuclear waste, toxic chemicals and substances, or other hazardous materials (collectively, “Hazardous Materials”). The Borrowers further agree to provide Bank, and, to the extent required by applicable Environmental Laws, all appropriate Federal and State authorities, with immediate notice in writing of any release of Hazardous Materials on its real property and to pursue diligently to completion all appropriate and/or required remedial action in the event of such release.

7.02. Indemnity. The Borrowers agree to indemnify and hold Bank harmless from any and all loss or liability arising out of any Hazardous Materials on or related to any real property or operations of Borrower, or resulting from the recording of the Negative Pledges.

Section 8 Events of Default

Each of the following shall be “Events of Default” under this Agreement:

8.01. The failure to make prompt payment of any installment of principal or interest on any of the Note(s) when due or payable.

8.02. Should any representation or warranty made by any Borrower, any Guarantor, or any Pledgor in the Loan Documents prove to be false or misleading in any material respect when made or deemed made.

8.03. Should any report, certificate, financial statement, or other document furnished prior to the execution of or pursuant to the terms of this Agreement prove to be false or misleading in any material respect.

8.04. Should the Borrowers or any Guarantor default on the performance of any other obligation of indebtedness in excess of $100,000 when due or in the performance of any obligation in excess of $100,000 incurred in connection with money borrowed.

8.05. Should any Borrower, any Guarantor, or any Pledgor breach any covenant, condition, or agreement made under any of the Loan Documents and not cure such breach within fifteen (15) days of the occurrence of such breach, provided, however that if such breach cannot reasonably be cured within such fifteen (15)-day period, then there shall be no Event of Default if Borrower commences to cure such breach during such fifteen (15)-day period and completes such cure within thirty (30) days after the occurrence of such breach.

8.06. Should a custodian be appointed for or take possession of any or all of the assets of the Borrowers or any Guarantor, or should the Borrowers or any Guarantor either voluntarily or involuntarily become subject to any insolvency proceeding, including becoming a debtor under the United States Bankruptcy Code, any proceeding to dissolve any one of the Borrowers or any Guarantor, any proceeding to have a receiver appointed, or should any Borrower or any Guarantor make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or any portion of any Borrower’s or any Guarantor’s assets, including an action or proceeding to seize any funds on deposit with the Bank, and such seizure is not discharged within 60 days.

8.07. Except with respect to the matters set forth on Schedule 2.09, should final judgment for the payment of money in excess of $100,000 be rendered against any Borrower or any Guarantor which is not covered by insurance and shall remain undischarged for a period of 30 days unless such judgment or execution thereon be effectively stayed.

8.08. Upon the death of, or termination of existence of, or dissolution of, any Borrower, Pledgor or Guarantor.

8.09. Any change in any Borrower’s results of operations or condition (financial or otherwise) has a Material Adverse Effect.

8.10. Should any lien or security interest granted to Bank to secure payment of the Note(s) terminate, fail for any reason to have the priority agreed to by Bank on the date granted, or become unperfected or invalid for any reason.

Section 9 Remedies Upon Default

Upon the occurrence of any of the above listed Events of Default, the Bank may at any time thereafter, at its option, take any or all of the following actions, at the same or at different times:

9.01. Declare the balance(s) of the Note(s) to be immediately due and payable, both as to principal and interest, late fees, and all other amounts/expenditures without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Borrowers and each Guarantor, and such balance(s) shall accrue interest at the Default Rate as provided herein until paid in full;

9.02. Require the Borrowers or Guarantor(s) to pledge additional collateral to the Bank from the Borrowers’ or any Guarantor’s assets and properties, the acceptability and sufficiency of such collateral to be determined in the Bank’s sole discretion;

9.03. Take immediate possession of and foreclose upon any or all collateral which may be granted to the Bank as security for the indebtedness and obligations of the Borrowers or any Guarantor under the Loan Documents;

9.04. Exercise any and all other rights and remedies available to the Bank under the terms of the Loan Documents and applicable law, including the Texas Uniform Commercial Code;

9.05. Any obligation of the Bank to advance funds to the Borrowers or any other Person under the terms of under the Note(s) and all other obligations, if any, of the Bank under the Loan Documents shall immediately cease and terminate unless and until Bank shall reinstate such obligation in writing.

Section 10 Miscellaneous Provisions

10.01. Definitions.

“Availability” shall mean $25,000,000 reduced by (i) the principal balance outstanding under the Line of Credit and (ii) the Letter of Credit Exposure Reserve, if any.

“Default Rate” shall mean a rate of interest equal to Bank’s Prime Rate plus four percent (4%) per annum (not to exceed the legal maximum rate) from and after the date of an Event of Default hereunder which shall apply, in the Bank’s sole discretion, to all sums owing, including principal and interest, on such date.

“Environmental Laws” shall mean all federal and state laws and regulations which affect or may affect any real property interests of the Borrower, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; Resource, Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. as amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499, 100 Stat. 1613; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 1101 et seq.; Clean Water Act, 33 U.S.C. § 1251 et seq.; Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; and any applicable corresponding state laws or ordinances; and regulations, rules, guidelines, or standards promulgated pursuant to such laws, statutes and regulations, as such statutes, regulations, rules, guidelines, and standards are amended from time to time.

“GAAP” shall mean generally accepted accounting principles as established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, as amended and supplemented from time to time.

“Guarantor” shall mean each direct or indirect Subsidiary of a Borrower and any other Person providing a guaranty with respect to the Obligations.

“Hallwood” shall mean The Hallwood Group Incorporated, a Delaware corporation.

“Letter of Credit” shall mean any letter of credit issued by Bank on behalf of any Borrower, as applicant; provided, however, inclusion of this definition shall not imply, or be construed as, a commitment by Bank to issue any Letters of Credit.

“Letter of Credit Exposure Reserve” shall mean, at any given date, the aggregate face amount of outstanding Letters of Credit on such date plus the aggregate amount of drafts drawn under or purporting to be drawn under Letters of Credit that have been paid by Bank and for which Bank has not been reimbursed.

“Loan Documents” shall mean this Agreement including any schedule attached hereto, the Note(s), the Negative Pledges, the Security Agreement(s), all UCC Financing Statements, the Guaranty Agreement(s), and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and replacements thereto and therefore.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, or financial condition of the Borrowers taken as a whole.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Person” shall mean an individual, partnership, corporation, trust, unincorporated organization, limited liability company, limited liability partnership, association, joint venture, or a government agency or political subdivision thereof.

“Pricing Grid” shall mean the following grid setting forth by Tier, the applicable margin with respect to the LIBOR interest rate and unused line fees:

Tier	Funded Debt to EBITDA Ratio	Applicable Margin	Unused Fee
I	<1.0 : 1.0	1.00%	0.10%
II	>1.0 : 1.0, but <1.5 : 1.0	1.25%	0.15%
III	>1.5 : 1.0, but <2.0 : 1.0	1.50%	0.20%
IV	>2.0 : 1.0, but <2.75 : 1.0	2.00%	0.25%

Notwithstanding the foregoing, at any time the Bank is not one of Borrowers’ primary factoring service providers, then the Borrowers shall pay to Bank a one time fee in the amount of $62,500 and the Pricing Grid shall be as follows:

Tier	Funded Debt to EBITDA Ratio	Applicable Margin	Unused Fee
I	<1.0 : 1.0	1.40%	0.10%
II	>1.0 : 1.0, but <1.5 : 1.0	1.65%	0.15%
III	>1.5 : 1.0, but <2.0 : 1.0	1.90%	0.20%
IV	>2.0 : 1.0, but <2.75 : 1.0	2.40%	0.25%

“Prime Rate” shall mean the rate of interest per annum announced by the Bank from time to time and adopted as its Prime Rate, which is one of several rate indexes employed by the Bank when extending credit, and may not necessarily be the Bank’s lowest lending rate.

10.02. Non-impairment. If any one or more provisions contained in the Loan Documents shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby and shall otherwise remain in full force and effect.

10.03. Applicable Law. The Loan Documents shall be construed in accordance with and governed by the laws of the State of Texas.

10.04. Waiver. Neither the failure nor any delay on the part of the Bank in exercising any right, power, or privilege granted in the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power, or privilege which may be provided by law.

10.05. Modification. No modification, amendment, or waiver of any provision of any of the Loan Documents shall be effective unless in writing and signed by the Borrowers and Bank.

10.06. Payment Amount Adjustment. In the event that any Loan(s) referenced herein has a variable (floating) interest rate and the interest rate increases, Bank, at its sole discretion, may at any time adjust the Borrowers’ payment amount(s) to prevent the amount of interest accrued in a given period to exceed the periodic payment amount.

10.07 Stamps and Fees. The Borrowers shall pay all federal or state stamps, taxes, or other fees or charges, if any are payable or are determined to be payable by reason of the execution, delivery, or issuance of the Loan Documents or any security granted to the Bank; and the Borrowers and Guarantor agree to indemnify and hold harmless the Bank against any and all liability in respect thereof.

10.08. Attorneys’ Fees. The Borrowers shall pay the reasonable fees and expenses of counsel to Bank in connection with entering into this Agreement and any other loan document related thereto and any amendment thereto or waiver thereof. In the event the Borrowers or any Pledgor or Guarantor shall default in any of its obligations hereunder and the Bank believes it necessary to employ an attorney to assist in the enforcement or collection of the indebtedness of the Borrowers to the Bank, to enforce the terms and provisions of the Loan Documents, to modify the Loan Documents, or in the event the Bank voluntarily or otherwise should become a party to any suit or legal proceeding (including a proceeding conducted under the Bankruptcy Code) relating to the Borrowers or Guarantor or concerning the subject matter of the Loan Documents, the Borrowers and Guarantors agree to pay the reasonable attorneys’ fees of the Bank and all related reasonable costs of collection or enforcement that may be incurred by the Bank. The Borrowers and Guarantors shall be liable for such reasonable attorneys’ fees and costs whether or not any suit or proceeding is actually commenced.

10.09. Bank Making Required Payments. In the event the Borrowers shall fail to maintain insurance, pay taxes or assessments, costs and expenses which Borrowers are, under any of the terms hereof or of any Loan Documents, required to pay, or fail to keep any of the properties and assets constituting collateral free from new security interests, liens, or encumbrances, except as permitted herein, Bank may at its election make expenditures for any or all such purposes and the amounts expended together with interest thereon at the Default Rate, shall become immediately due and payable to Bank, and shall have benefit of and be secured by the collateral; provided, however, the Bank shall be under no duty or obligation to make any such payments or expenditures.

10.10. Right of Offset. Any indebtedness owing from Bank to the Borrowers may be set off and applied by Bank to the repayment of any indebtedness or liability of the Borrowers to Bank, which indebtedness or liability has matured, whether by acceleration or otherwise, without demand or notice to the Borrowers. Bank may sell participations in or make assignments of any Loan made under this Agreement, and the Borrowers agree that any such participant or assignee shall have the same right of setoff as is granted to the Bank herein.

10.11. UCC Authorization. The Borrowers authorize Bank to file such UCC Financing Statements describing the collateral in any location deemed necessary and appropriate by Bank.

10.12. Modification and Renewal Fees. Bank may, at its option, charge any fees for modification, renewal, extension, or amendment of any terms of the Note(s) not prohibited by applicable law.

10.13. Conflicting Provisions. If provisions of this Agreement shall conflict with any terms or provisions of any of the Note(s) or security document(s) or any schedule attached hereto, the provisions of such Note(s) or security document(s) or any schedule attached hereto, as appropriate, shall take priority over any provisions in this Agreement.

10.14. Notices. Any notice permitted or required by the provisions of this Agreement shall be deemed to have been given when delivered in writing to the City Executive or any Vice President of the Bank at its offices in Dallas, Texas, or to the Chief Financial Officer of the Borrowers at its offices at 25 West 45th Street, 11th Floor, New York, NY 10036.

10.15. Consent to Jurisdiction. The Borrowers hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement may be instituted in the District Court in Dallas County, Texas, or the United States District Court for the Northern District of Texas or in such other appropriate court and venue as Bank may choose in its sole discretion. Bank and the Borrowers each consent to the jurisdiction of such courts and waives any objection relating to the basis for personal or in rem jurisdiction or to venue which Bank or the Borrowers may now or hereafter have in any such legal action or proceedings.

10.16. Counterparts. This Agreement may be executed by one or more parties on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.17. Entire Agreement. The Loan Documents embody the entire agreement between the Borrowers and Bank with respect to the Loans, and there are no oral or parol agreements existing between Bank and the Borrowers with respect to the Loans which are not expressly set forth in the Loan Documents.

10.18. Indemnification. The Borrowers and the Guarantors hereby jointly and severally agree to and do hereby indemnify and defend the Bank, its affiliates, their successors and assigns and their respective directors, officer, employees and shareholders, and do hereby hold each of them harmless from and against, any loss, liability, lawsuit, proceeding, cost expense or damage (including reasonable in-house and outside counsel fees, whether suit is brought or not) arising from or otherwise relating to the closing, disbursement, administration, or repayment of the Loans, including without limitation: (i) the failure to make any payment to the Bank promptly when due, whether under the Notes evidencing the Loans or otherwise; (ii) the breach of any representations or warranties to the Bank contained in this agreement or in any other loan documents now or hereafter executed in connection with the Loans; or (iii) the violation of any covenants or agreements made for the benefit of the Bank and contained in any of the loan documents; provided, however, that the foregoing indemnification shall not be deemed to cover any loss which is finally determined by a court of competent jurisdiction to result solely from the Bank’s gross negligence or willful misconduct.

10.19. WAIVER OF JURY TRIAL. UNLESS EXPRESSLY PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR OUT OF THE CONDUCT OF THE RELATIONSHIP BETWEEN BORROWER, GUARANTOR, AND BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO MAKE THE LOAN AND ENTER INTO THIS AGREEMENT. FURTHER, EACH OF THE UNDERSIGNED HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THIS WAIVER OR RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE, AGENT, OR COUNSEL OF ANY PARTY HERETO, HAS THE AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

10.19. Electronic Transactions. Borrowers shall provide the financial statements and other reports required pursuant to this Agreement to Bank upon execution hereof and thereafter as indicated therein (herein the “Required Information”). Unless and until the Bank shall agree otherwise, all Required Information pursuant to Section 3.08 and Section 4.04 shall be submitted to Bank electronically in PDF format via the internet or in such other format reasonably acceptable to Bank. Borrowers and Bank agree that the electronic reporting of such Required Information authorized herein shall constitute an agreement under the Uniform Electronic Transfer Act (the “Act”), in effect in the State of North Carolina; and any dispute or controversy relating to such reporting shall be interpreted in accordance with the provisions of the Act. With respect to such reporting, Borrowers acknowledge that Bank shall not be responsible (i) for any failure, interruption, or delay in the performance of the internet; (ii) for any unauthorized, inadvertent, or fraudulent access, use or disclosure to third parties of the Required Information should it occur by error of transmission of Borrowers or reply thereto by Bank or otherwise; (iii) for Bank’s failure to maintain security measures at the time of transmission or reply thereto to prevent unauthorized access, misappropriation and use of Required Information by third parties; in each case, except to the extent of Bank’s gross negligence or willful misconduct. Borrowers expressly assume the risk of unauthorized access, use or misappropriation by third parties of the Required Information transmitted to Bank by Borrowers via the internet and will hold harmless and indemnify Bank from any claim or expense, including reasonable attorneys fees associated therewith. Until Bank shall receive written notice otherwise from Borrowers, the following persons may be contacted by Bank with any questions or issues about the Required Information:

Primary Contact Person	Secondary Contact Person

Amber M. Brookman	Bill King
Name	Name

President and CEO	Chief Financial Officer
Title	Title

212.551.0100	212.551.0100
Telephone Number	Telephone Number

ABrookman@BrookwoodCos.com	bill@BrookwoodCos.com
E-mail Address	E-mail Address

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Bank and Borrowers have caused this Agreement to be duly executed all as of the date first above written.

BORROWERS:

BROOKWOOD COMPANIES INCORPORATED

By:
Name:
Title:

KENYON INDUSTRIES, INC.

By:
Name:
Title:

BROOKWOOD LAMINATING, INC.

By:
Name:
Title:

ASHFORD BROMLEY, INC.

By:
Name:
Title:

STRATEGIC TECHNICAL ALLIANCE, LLC

By:
Name:
Title:

BANK:

BRANCH BANKING AND TRUST COMPANY

By:
Name:	Robert Clouse
Title:	Senior Vice President

Schedules to BB&T Loan Agreement

SCHEDULE 2.09

LITIGATION

Nextec Applications, Inc. filed Nextec Applications, Inc. v. Brookwood Companies Incorporated in the United States District Court for the Southern District of New York.